                      DESIGNATION TO SIGN FORMS 3, 4 AND 5

     I, Rebecca Frankiewicz, a Board Member of Energizer Holdings, Inc., hereby authorize and designate Hannah H. Kim and Melissa A. Nazzoli to sign and file all Forms 3, 4 and 5 which I may be required to file with the Securities and
Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of
1934.  Such authority shall continue indefinitely until such time as I revoke such authority in writing.  Their authorities shall not be exclusive and nothing herein shall serve to prohibit me from designating other persons to sign and file my Forms 3, 4 and 5, or from so signing and filing such Forms myself.

                                      /s/ Rebecca Frankiewicz
                                      (Signature)

Effective Date:  January 27, 2020